Exhibit 4.5

THIRD SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of November 30, 2010 (this “Supplemental Indenture” or “Guarantee”), among AMC ITD, Inc., a Kansas corporation, (the “Subsidiary Guarantor”), AMC Entertainment Inc. (together with its successors and assigns, the “Company”), each other Guarantor under the Indenture referred to below, and HSBC Bank USA, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of January 26, 2006 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of April 20, 2006 (the “First Supplemental Indenture”) and as further supplemented by the Second Supplemental Indenture, dated as of June 24, 2010 (the “Second Supplemental Indenture,” and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), providing for the issuance of 11% Senior Subordinated Notes due 2016 of the Company (the “Securities”);

WHEREAS, Section 4.09 of the Indenture provides that the Company is required to cause each Subsidiary that Guarantees obligations under the New Credit Facility, the Existing Notes or other Indebtedness of the Company or any of its Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Securities on a senior basis; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.01.                  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in the  Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.01.                  Agreement to be Bound.  The Subsidiary Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.  The Subsidiary Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.02.                  Guarantee.  The Subsidiary Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably guarantee to each Holder of the Securities and the Trustee the Guarantor Obligations pursuant to Article Ten of the Indenture on a senior basis.

ARTICLE III

Miscellaneous

SECTION 3.01.                  Notices.  All notices and other communications to the Subsidiary Guarantor shall be given as provided in the Indenture to the Subsidiary Guarantors, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.02.                  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental  Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.03.                  Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.04.                  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.05.                  Trustee not Responsible.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

SECTION 3.06.                  Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.07.                  Headings.  The headings of the Articles and the Sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AMC ITD, INC.
as a Guarantor

By:	/s/ Authorized Signatory

Name:
Title:

	Address:	AMC ITD, INC.
c/o AMC License Services, Inc.
920 Main Street,
Kansas City, MO 64105

AMC ENTERTAINMENT INC.

By:	/s/ Authorized Signatory

Name:
Title:

[Signature Page to Third Supplemental Indenture]

HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Authorized Signatory

Name:
Title:

[Signature Page to Third Supplemental Indenture]

AMC CARD PROCESSING SERVICES, INC.
AMC ENTERTAINMENT INTERNATIONAL, INC.
AMC LICENSE SERVICES, INC.
AMC SHOWPLACE THEATRES, INC.
AMERICAN MULTI-CINEMA, INC.
CLUB CINEMA OF MAZZA, INC.
LCE ACQUISITIONSUB, INC.
LCE MEXICAN HOLDINGS, INC.
LOEWS CITYWALK THEATRE CORPORATION,
as Guarantors

By:	/s/ Authorized Signatory

Name:
Title:

[Signature Page to Third Supplemental Indenture]